Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

ROCKCLIFF – QLS JOINT VENTURE LLC

as Seller

and

MRD OPERATING LLC

as Buyer

dated

September 21, 2015

Page

Article I	DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms	1

1.2	References and Rules of Construction	1

Article II	PURCHASE AND SALE	2

2.1	Purchase and Sale	2

2.2	Excluded Assets	3

2.3	Revenues and Expenses	3

Article III	PURCHASE PRICE	4

3.1	Purchase Price; Deposit	4

3.2	Adjustments to Purchase Price	4

3.3	Adjustment Methodology	5

3.4	Preliminary Settlement Statement	6

3.5	Final Settlement Statement	6

3.6	Disputes	6

3.7	Allocation of Purchase Price; Allocated Values	7

Article IV	REPRESENTATIONS AND WARRANTIES OF SELLER	7

4.1	Organization, Existence and Qualification	7

4.2	Authority, Approval and Enforceability	8

4.3	No Conflicts	8

4.4	Consents	8

4.5	Bankruptcy	8

4.6	Litigation	8

4.7	Material Contracts	9

4.8	No Violation of Laws	10

4.9	Preferential Purchase Rights	10

4.10	Royalties, Etc	10

4.11	Imbalances	10

4.12	Current Commitments	10

4.13	Asset Taxes	11

4.14	Brokers’ Fees	11

-i-

(continued)

Page

4.15	Environmental Laws	11

4.16	Affiliate Transactions	11

4.17	Surface Access	11

4.18	Payments for Production	11

4.19	Non-Consent Operations	11

4.20	Wells and Units	11

4.21	Encumbrances	12

4.22	Insurance	12

4.23	Hedges	12

4.24	Oil and Gas Operations	12

4.25	Current Bonds	12

4.26	Personal Property	12

Article V	REPRESENTATIONS AND WARRANTIES OF BUYER	12

5.1	Organization, Existence and Qualification	12

5.2	Authority, Approval and Enforceability	13

5.3	No Conflicts	13

5.4	Consents	13

5.5	Bankruptcy	13

5.6	Litigation	13

5.7	Financing	13

5.8	Regulatory	14

5.9	Independent Evaluation	14

5.10	Brokers’ Fees	14

5.11	Accredited Investor	14

Article VI	CERTAIN AGREEMENTS	14

6.1	Conduct of Business	14

6.2	Successor Operator	16

6.3	Governmental Bonds	16

6.4	Record Retention	16

6.5	Knowledge of Breach; Right to Cure	16

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(continued)

Page

6.6	Regulatory Matters	17

6.7	Additional Leases Acquired Post Effective Date	18

Article VII	BUYER’S CONDITIONS TO CLOSING	19

7.1	Representations	19

7.2	Performance	19

7.3	No Injunctions	19

7.4	Title Defects and Environmental Defects	19

7.5	Closing Deliverables	19

Article VIII	SELLER’S CONDITIONS TO CLOSING	19

8.1	Representations	20

8.2	Performance	20

8.3	No Injunctions	20

8.4	Title Defects and Environmental Defects	20

8.5	Closing Deliverables	20

Article IX	CLOSING	20

9.1	Date of Closing	20

9.2	Place of Closing	21

9.3	Closing Obligations	21

9.4	Records	22

9.5	Subsequent Closings	22

Article X	ACCESS; DISCLAIMERS	23

10.1	Access	23

10.2	Confidentiality	24

10.3	Disclaimers	24

Article XI	TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS	26

11.1	Seller’s Title	26

11.2	Notice of Title Defects; Defect Adjustments	26

11.3	Casualty Loss	31

11.4	Consents to Assign	32

11.5	Preferential Purchase Rights	33

-iii-

(continued)

Page

Article XII	ENVIRONMENTAL MATTERS	34

12.1	Notice of Environmental Defects	34

12.2	NORM, Asbestos, Wastes and Other Substances	37

Article XIII	ASSUMPTION; INDEMNIFICATION; SURVIVAL	37

13.1	Assumed Obligations; Retained Obligations	37

13.2	Indemnities of Seller	38

13.3	Indemnities of Buyer	38

13.4	Limitation on Liability	39

13.5	Express Negligence	39

13.6	Exclusive Remedy	40

13.7	Indemnification Procedures	40

13.8	Survival	42

13.9	Waiver of Right to Rescission	42

13.10	Insurance, Taxes	43

13.11	Non-Compensatory Damages	43

13.12	Disclaimer of Application of Anti-Indemnity Statutes	43

13.13	Treatment of Payments	43

13.14	Like-Kind Exchange	43

13.15	Escrow Amount and Escrow Period	44

Article XIV	TERMINATION, DEFAULT AND REMEDIES	44

14.1	Right of Termination	44

14.2	Effect of Termination	45

14.3	Return of Documentation and Confidentiality	45

Article XV	MISCELLANEOUS	46

15.1	Appendices, Exhibits and Schedules	46

15.2	Expenses and Taxes	46

15.3	Assignment	47

15.4	Preparation of Agreement	47

15.5	Publicity	47

15.6	Notices	48

-iv-

(continued)

Page

15.7	Further Cooperation	49

15.8	Filings, Notices and Certain Governmental Approvals	49

15.9	Entire Agreement; Conflicts	49

15.10	Parties in Interest	49

15.11	Amendment	50

15.12	Waiver; Rights Cumulative	50

15.13	Governing Law; Jurisdiction	50

15.14	Severability	51

15.15	Removal of Name	51

15.16	Counterparts	51

-v-

LIST OF EXHIBITS AND SCHEDULES

Annex I	—	Defined Terms
Exhibit A	—	Leases
Exhibit B	—	Wells
Exhibit C	—	(intentionally omitted)
Exhibit D	—	Map of Gathering System and Rights of Way
Exhibit E	—	Letter Agreement Concerning Restricted Activities
Schedule 3.7	—	Allocated Values
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7	—	Material Contracts
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.15	—	Environmental Laws
Schedule 4.17	—	Surface Access
Schedule 4.22	—	Insurance
Schedule 4.24	—	Oil and Gas Operations
Schedule 4.25	—	Current Bonds
Schedule 6.1	—	Conduct of Business
Schedule 6.7(a)(i)	—	Non-Compete Area
Schedule 6.7(a)(ii)	—	Potential Post Effective Date Interests

-vi-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 21st day of September, 2015 (the “Execution Date”) by and among Rockcliff – QLS Joint Venture LLC, a Delaware limited liability company (“Seller”), MRD Operating LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in , unless the context otherwise requires.

1.2 References and Rules of Construction. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference to any agreement (including this Agreement), document or instrument shall include such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, as of the Effective Time, all of Seller’s rights, titles and interests in and to the assets described in Section 2.1(a) through Section 2.1(k) (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a) the oil and gas leases set forth on Exhibit A, subject to any reservations, limitations or depth restrictions contained in the public records or otherwise in such oil and gas leases or on Exhibit A, together with any and all other rights, titles and interests in and to the leasehold estates created thereby, including all overriding royalties, and all other rights therein and the lands covered thereby or pooled therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or on Exhibit A (such interests in such leases, the “Leases”); provided, for the avoidance of doubt, notwithstanding anything contained herein to the contrary, Seller is assigning all of its right, title and interest in all depths to which Seller owns an interest in the leases set forth on Exhibit A;

(b) all wells located on the Leases or on any other lease with which any such property or Lease has been unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned (such interest in such wells, including the wells set forth on Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto;

(c) all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(d) to the extent that they may be assigned, all Applicable Contracts and all rights thereunder;

(e) to the extent that they may be assigned, all permits, licenses, servitudes, easements and rights-of-way to the extent used primarily in connection with the ownership or operation of any of the Assets;

(f) all structures, equipment, machinery, fixtures and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the Assets that is primarily used in connection therewith as of the Effective Time (collectively, the “Personal Property”), including without limitation, flowlines, separators, meters, pumps, saltwater lines, saltwater disposal facilities, corrosion treaters, heaters, tanks, cathodic protections systems and other surface equipment located on the Assets necessary to operate the Leases, Wells and Units (the “Facilities”);

(g) all Imbalances relating to the Assets;

(h) all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s or its Affiliates’ possession (but excluding any files, records, information or data pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations records, including without limitation, open hole and cased hole logs, cores or core analyses, seismic data and reports, (iv) environmental, production and accounting records; and (v) facility and well records (collectively, “Records”);

(i) all claims, demands, causes of action, indemnities, rights of recovery, trade credits, receivables, proceeds, income or revenues, rights of set-off, rights to refunds and similar rights against Third Parties to the extent related to the Assumed Obligations and all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case of this Section 2.1(i), from acts, omissions or events or damage to or destruction of property included in the Assets occurring from and after the Effective Time;

(j) the Inventory; and

(k) all of Seller’s rights, titles and interests in and to the Gathering System.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Operating Expenses” means all operating and capital expenses (including costs of insurance and all capital expenditures) incurred in the drilling, completion, ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs (including but not limited to Overhead Costs as defined in) charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, but excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price; Deposit.

(a) The purchase price for the Assets shall be Two Hundred Eighty Three Million Seven Hundred Fifty Thousand Dollars ($283,750,000.00) (the “Purchase Price”), adjusted in accordance with this Agreement and (after giving effect to the Deposit and subject to the amounts paid into Escrow pursuant to Section 13.15) payable by Buyer to Seller at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Seller in the Preliminary Settlement Statement.

(b) Within one day of execution of this Agreement, Buyer shall deposit by wire transfer in immediately available funds with the Escrow Agent an amount equal to Twenty One Million Two Hundred Eighty-One Thousand Two Hundred Fifty Dollars ($21,281,250.00) (such amount, the “Deposit”) in accordance with Section 13.15. If Closing occurs, the Deposit (without interest) shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 9.3(c).

3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory) and upstream of the sales meter as of the Effective Time (collectively, the “Inventory”), the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less Burdens on such production;

(ii) an amount equal to all Operating Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes) paid by Seller that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that are paid or otherwise economically borne by Seller;

(iv) an amount equal to the adjustment set forth in Section 6.7(b) for Non-Scheduled Interests that are acquired by Seller prior to Closing and transferred to Buyer pursuant to Section 6.7(b); and

(v) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all proceeds (net of current Burdens) actually received by Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the period following the Effective Time, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.2(a), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds and an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all proceeds (net of current Burdens) actually received by Seller attributable to the Inventory for which an upward Purchase Price adjustment was received by Seller;

(ii) if Seller makes the election under Section 11.2(c)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect;

(iii) if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(c)(ii), Section 11.3(b)(i), Section 11.4(a)(i), Section 11.4(a)(ii), Section 11.5(b), or Section 12.1(b)(ii);

(v) the agreed upon reduction in the Purchase Price provided for in Section 11.3(b)(ii) or Section 11.3(b)(iii);

(vi) the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but that are paid or otherwise economically borne by Buyer;

(vii) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date;

(viii) an amount equal to the adjustment set forth in Section 6.7(a) for Post Effective Date Interests that are not delivered to Buyer by Seller at Closing; and

(ix) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.3 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.5 and Section 3.6.

3.4 Preliminary Settlement Statement. Not less than three Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (together with supporting existing documentation reasonably necessary for Buyer to verify such information) (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfers of funds as required by Section 3.1 and Section 9.3(c). Within two Business Days after receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5 Final Settlement Statement. On or before 90 days after Closing, a final settlement statement (together with supporting existing documentation reasonably necessary for Buyer to verify such information) (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten days of final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6 Disputes. Seller and Buyer shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Seller and Buyer are unable to resolve all of the matters addressed in the Dispute Notice within ten Business Days after the delivery of such Dispute Notice, either Party may, upon notice to the other Party, submit all such unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.6. Within ten Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Buyer and Seller shall (a) summarize its position with regard to such dispute in a written document of 20 pages or less and (b) submit such summaries to such Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten Business Days after a Party’s election to submit such matters to arbitration under this Section 3.6, then either Party may request the Houston, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Arbitrator. Within ten Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one- half by Seller. Buyer and Seller shall each bear their own attorneys’ fees and other arbitration expenses, and the Accounting Arbitrator shall have no authority to award attorneys’ fees or expenses to either Party.

3.7 Allocation of Purchase Price; Allocated Values. Buyer and Seller agree that the Purchase Price and any Assumed Obligations or other items treated as consideration for U.S. federal income Tax purposes shall be allocated among the Assets in accordance with Section 1060 of the Code as set forth on Schedule 3.7 (the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith. Seller, however, makes no representation or warranty as to the accuracy of such values. Each Party shall utilize the Allocated Values, as updated by mutual agreement of the Parties to reflect any adjustment to the Purchase Price pursuant to this Agreement for purposes of all federal, state and local Tax returns and reports, including Internal Revenue Service Form 8594, and no Party nor its Affiliates shall take any position on any Tax return that is inconsistent with such Allocated Values, as adjusted; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules, Seller represents and warrants to Buyer the following:

4.1 Organization, Existence and Qualification. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. Assuming the receipt of all Consents, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth on Schedule 4.4, (b) for Customary Post- Closing Consents and (c) under Contracts that are terminable upon not greater than 60 days’ notice without payment of any fee, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, Threatened.

4.6 Litigation. Except as set forth on Schedule 4.6, (a) there are no Proceedings pending relating to the Assets or Seller’s interest in the Assets, and to Seller’s Knowledge, there are no Proceedings Threatened relating to the Assets or Seller’s interests in the Assets; and (b) Seller has not received, in the 12 month period preceding the date of this Agreement, a written demand claiming the termination of all or any portion of a Lease or claiming material damages with respect thereto.

4.7 Material Contracts.

(a) Schedule 4.7 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”); provided, however, that such Schedule will not be required to list Material Contracts entered into by Seller after the Execution Date in accordance with Section 6.1:

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $50,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $50,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, transportation, gathering, processing or similar Applicable Contract that is not terminable without penalty upon 60 days’ or less notice;

(iv) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $50,000;

(vi) any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, seismic agreements, commitments to acquire, generate or develop seismic, any other agreement that provides for the Net Revenue Interest, Working Interest or Net Acres reflected on Exhibit A or Exhibit B to change upon the occurrence of a future event, or any similar Applicable Contract;

(vii) any Applicable Contract with remaining drilling or development obligations on the part of Seller;

(viii) any Applicable Contract that provides for an area of mutual interest;

(ix) any Applicable Contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller may conduct its business;

(x) any Applicable Contract containing a Tax partnership agreement;

(xi) any Applicable Contract providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof;

(xii) any Applicable Contract that contains an agreement of Seller to indemnify a Third Party; and

(xiii) any Applicable Contract containing “tag along” or similar rights allowing a Third Party to participate in future sales of any of the Assets or interests therein.

(b) Except as set forth on Schedule 4.7, Material Contracts are in full force and effect in accordance with their terms in all material respects, there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Prior to the Execution Date, Seller has made available to Buyer true and complete copies of each Material Contract, as amended prior to the Execution Date.

4.8 No Violation of Laws. Except as set forth on Schedule 4.8, Seller is not in violation of any Laws (other than Environmental Laws which are covered by Section 4.15 below) with respect to its ownership and operation of the Assets. For the avoidance of doubt, this Section 4.8 does not include any matters with respect to Environmental Laws.

4.9 Preferential Purchase Rights. To Seller’s Knowledge, except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.10 Royalties, Etc. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.2(b)(vii), to Seller’s Knowledge, Seller has timely and properly paid all royalties and other Burdens with respect to the Assets due by Seller and Seller does not owe any statutory interest relating to such royalties and other Burdens.

4.11 Imbalances. To Seller’s Knowledge, Schedule 4.11 sets forth all material wellhead Imbalances associated with the Assets as of the Effective Time.

4.12 Current Commitments. To Seller’s Knowledge, Schedule 6.1 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $50,000 (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures, including, without limitation, committed expenditures for the acquisition of new oil and gas leases within the Non-Compete Area, for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

4.13 Asset Taxes. To Seller’s Knowledge, all Asset Taxes that have become due and payable have been properly paid. None of the Assets is subject to tax partnership reporting requirements of the Code.

4.14 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.15 Environmental Laws. Except as set forth on Schedule 4.15, to Seller’s Knowledge, (a) the Assets are and have been operated in material compliance with all applicable Environmental Laws, (b) there are no Environmental Liabilities or Environmental Conditions relating to or affecting the Assets that have not been fully resolved, (c) Seller has made available to Buyer copies of all Third Party environmental audits, assessments and other similar reports and studies in Seller’s or any of its Affiliates’ possession describing the environmental condition of the Assets and (d) there are no Proceedings pending or Threatened with respect to the Assets alleging violations of Environmental Laws, claiming Remediation obligations under applicable Environmental Laws or seeking a remedy for any Environmental Liability.

4.16 Affiliate Transactions. There are no transactions or Contracts affecting any of the Assets between Seller and any Affiliate of Seller that will continue beyond the Closing.

4.17 Surface Access. To Seller’s Knowledge, except as set forth on Schedule 4.17, Seller has a legal (including contractual) right of surface access to all of the Leases, Wells, Facilities and the Gathering System and the lands on which such Leases, Wells, Facilities and Gathering System are located for exploring for, producing, operating and transporting Hydrocarbons and, following the Closing, Buyer will have such legal right of access.

4.18 Payments for Production. Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving full payment therefor at or after the time of delivery.

4.19 Non-Consent Operations. To Seller’s Knowledge, Seller has not declined to participate in any operation or activity proposed with respect to the Assets that could result in Seller’s interest in such Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.20 Wells and Units. To Seller’s Knowledge, (a) no Well operated by Seller or its Affiliates and no other Well is subject to material penalties on allowable production from and after the Effective Time because of any overproduction or any other violation of applicable Laws or permits that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time, (b) there are no Wells that Seller is currently obligated by Law, Lease or Applicable Contract to plug and/or abandon or that are currently subject to exceptions to a requirement to plug and/or abandon issued by a Governmental Authority, (c) all Wells (excluding plugged and abandoned Wells) located on the Leases are listed on Exhibit B and (d) all Units have been formed and have been maintained in compliance with all Laws, Leases and Applicable Contracts and constitute valid and subsisting units for operations and payment of royalties and other Burdens on production.

4.21 Encumbrances. Except for the Assets that are covered by Article XI, the Assets are not encumbered by liens securing Seller’s Third Party borrowing other than Permitted Encumbrances.

4.22 Insurance. Schedule 4.22 sets forth the insurance coverage applicable to the Assets that Seller had as of the Effective Time.

4.23 Hedges. There are no Hedge Contracts relating to the Assets that will have any effect on the Assets or Buyer after the Closing.

4.24 Oil and Gas Operations. To Seller’s Knowledge, except as provided in Schedule 4.24, (a) all Wells operated by Seller have been drilled, completed, operated and produced consistent with past practices and in compliance in all material respects with Applicable Contracts and Leases, except for such practices and non-compliance as have not had, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) as of the Execution Date, Seller has not received any written notices or demands from any Governmental Authority or any other Person to plug any Wells or perform any mechanical integrity tests that remain unresolved.

4.25 Current Bonds. Schedule 4.25 contains a list of all surety bonds, letters of credit and other similar instruments maintained by Seller with respect to the Assets, other than those issued or obtained after the Execution Date in accordance with Section 6.1.

4.26 Personal Property. Seller has title to, or a valid leasehold interest in, all Personal Property, free and clear of any Encumbrances except for Permitted Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

5.1 Organization, Existence and Qualification. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement has been duly and validly authorized and approved by all necessary company action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4 Consents. There are no consents or approvals (including from Third Parties) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, Threatened.

5.6 Litigation. There are no Proceedings pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7 Financing. Buyer has and shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price (as adjusted herein), consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8 Regulatory. Buyer will upon Closing be qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets and will file any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

5.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, (a) except for the representations and warranties of Seller set forth in Article IV, in any closing certificate and in the Assignment, has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (b) has satisfied or shall satisfy itself through the representations, warranties and covenants set forth herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. As of the Execution Date, Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

5.10 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business.

(a) Except (w) as set forth on Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until Closing:

(i) operate the Assets in the usual, regular and ordinary manner consistent with past practice;

(ii) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(iii) pay or cause to be paid on a timely basis in the ordinary course of business Seller’s proportionate share of all costs and expenses incurred in connection with the operation of the Assets, other than amounts disputed in the ordinary course of business;

(iv) use commercially reasonable efforts to maintain insurance pertaining to the Assets in the usual, regular and ordinary manner, in accordance with past practices of Seller;

(v) use commercially reasonable efforts to maintain and comply with all material permits, approvals and registrations from and with Governmental Authorities applicable to the Assets;

(vi) not propose any operation reasonably expected to cost Seller in excess of $25,000;

(vii) not consent to any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $25,000;

(viii) except as set forth on Schedule 6.7(a)(ii) or permitted by Section 6.7(b), not acquire any assets or properties, except for Inventory in the ordinary course of business;

(ix) not enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed on Schedule 4.7, or materially amend or change the terms of any Material Contract;

(x) other than in connection with a dispute or claim between Seller and any of its Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other, not institute, settle, waive or compromise any claim or other proceeding in a manner that would adversely affect in any material respect the ownership, operation, or use of the Assets taken as a whole or that would impose a liability on Buyer or its Affiliates;

(xi) not transfer, farmout, sell, mortgage, encumber, pledge or dispose of any portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business; and

(xii) not commit to do any of the foregoing in clauses (vi) – (xi).

(b) Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners or operators who are not Seller or any Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Successor Operator. While Buyer acknowledges that it desires to succeed the Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3 Governmental Bonds. Buyer acknowledges that none of the bonds, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of the Buyer, replacements for such bonds to the extent such replacements are necessary (a) for Buyer’s ownership, and if applicable, operation, of the Assets and (b) to permit the cancellation of the bonds posted by Seller or its Affiliates with respect to the Assets. In addition, promptly after Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4 Record Retention. Buyer shall and shall cause its successors and assigns to, for at least a period of seven years following Closing, (a) retain the Records, (b) provide Seller and its officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and (c) provide Seller and its officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.

6.5 Knowledge of Breach; Right to Cure.

(a) Buyer will notify Seller promptly and in reasonable detail after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date, and Seller will notify Buyer promptly and in reasonable detail after Seller obtains knowledge that any representation or warranty of Buyer contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and no Party nor any Affiliate of any

Party shall have any claim or recourse against the other Parties or their respective directors, officers, employees, partners, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, if (in either case) such Party or any Affiliate of such Party had actual knowledge prior to the execution of this Agreement of such breach.

(b) If any of Seller’s or Buyer’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Seller’s or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.6 Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, Seller and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than five Business Days, after the date of this Agreement, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall pay any filing fees in connection therewith, and (b) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

6.7 Additional Leases Acquired Post Effective Date.

(a) During the period beginning on the Execution Date and continuing through the Closing Date, except as otherwise set forth in this Section 6.7, neither Seller nor any of its Affiliates shall, directly or indirectly, (i) acquire any oil, gas or mineral interests or any rights related thereto within the designated area set forth on Schedule 6.7(a)(i) to this Agreement (the “Non-Compete Area”), (ii) acquire any interest in assets used in, or businesses engaged in, oil, gas or mineral operations of any kind within the Non-Compete Area, or (iii) except as may be required to perform any obligation under this Agreement, enter into any contract, agreement or other arrangement with respect to any oil, gas or mineral interests or operations (including, without limitation, any partnership, joint venture, unitization, communitization or similar arrangement) or any rights related thereto within the Non-Compete Area (the activities described in clauses (i), (ii) and (iii), collectively, the “Restricted Activities”). Notwithstanding the restriction set forth in the previous sentence, Buyer acknowledges and agrees that Seller may acquire such oil and gas interests where the effort to acquire such interests was initiated prior to the Execution Date and that have not yet been consummated, fully processed or identified on either Exhibit A – Part 1 or Exhibit A – Part 2, (such interests as more particularly set forth on Schedule 6.7(a)(ii) collectively, the “Post Effective Date Interests”). Seller shall provide Buyer with a copy of any Post Effective Date Interest acquired by Seller on or before the later of the following to occur (x) two days following the Execution Date or (y) two days following such acquisition. Buyer shall be provided an opportunity to review and assert title defects related to such Post Effective Date Interests pursuant to Section 11.2. Subject to any adjustments resulting from Seller’s election under Section 11.2(c)(i), with respect to a Post Effective Date Interest, the Purchase Price will be decreased by an amount equal to the arithmetic product of (x) the Net Acres set forth on Schedule 6.7(a)(ii) for any Post Effective Date Interests that is not delivered to Buyer by Seller at Closing, multiplied by (y) either (1) an amount equal to $1,200/acre if the Post Effective Date Interest that is not delivered is located on lands contained within Area B as identified on Schedule 6.7(a)(ii) (“Area B Lands”) or (2) an amount equal to $6,200/acre if the Post Effective Date Interest that is not delivered is located on lands contained within any area other than Area B as identified on Schedule 6.7(a)(ii) (“Non-Area B Lands”). Notwithstanding anything contained in this Agreement to the contrary, downward adjustments to the Purchase Price in Section 3.2(b)(ii) and Section 6.7(a) shall not be cumulative and shall not exceed $1,200/acre if the Lease covers Area B Lands or $6,200/acre if the Lease covers Non-Area B Lands, as applicable.

(b) During the period beginning on the Execution Date and continuing through the Closing Date, Seller and its Affiliates may, without Buyer’s consent, acquire Restricted Activities that are not identified on Schedule 6.7(a)(ii) and that are not in excess of $100,000 (any such Restricted Activities permitted to be acquired pursuant to this Section 6.7(b), a “Non-Scheduled Interest”). If Seller or any Affiliate of Seller acquires any such Non-Scheduled Interest, Seller shall provide Buyer with a copy of such Non-Scheduled Interest acquired by Seller or its Affiliate no later than two days following such acquisition. Buyer shall be provided an opportunity to review and assert title defects related to such Non-Scheduled Interest pursuant to Section 11.2. Subject to any adjustments resulting from Seller’s election under Section 11.2(c)(i), any such Non-Scheduled Interest shall be conveyed to Buyer at the Closing in connection with the transactions contemplated by this Agreement, and the Purchase

Price will be increased to account for the conveyance of the Non-Scheduled Interest by an amount equal to the sum of (x) an amount equal to the arithmetic product of (1) the Net Acres that constitute such Non-Scheduled Interest, multiplied by (2) an amount equal to $300/Net Acre, plus (y) all reasonable and documented third party costs incurred by Seller or its Affiliate in connection with the acquisition of such Non-Scheduled Interest.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver in writing by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations. The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date), except for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or on the Closing Date.

7.3 No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) (i) all Title Defect Amounts determined under Section 11.2(e) prior to Closing, plus (ii) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing less (iii) the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Casualty Losses, shall be less than thirty percent (30%) of the Purchase Price.

7.5 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver in writing by Seller on or prior to Closing of each of the following conditions:

8.1 Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date), except for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) (i) all Title Defect Amounts determined under Section 11.2(e) prior to Closing, plus (ii) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing less (iii) the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Casualty Losses, shall be less than thirty percent (30%) of the Purchase Price.

8.5 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on October 22, 2015 (the “Target Closing Date”); provided that, if all conditions in Article VII and Article VIII to be satisfied at or prior to Closing have not yet been satisfied or waived in writing by the Target Closing Date, then the Closing shall occur within five Business Days after such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all such conditions in Article VII and Article VIII having been satisfied or waived at the Closing), subject to the rights of the Parties under Article XIV. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. The Closing shall be held at the office of Seller, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each of Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b) Each of Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(c) Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the Adjusted Purchase Price after giving effect to the Deposit and the amounts paid into Escrow pursuant to Section 13.15.

(d) Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(e) Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(f) To the extent required under any Law or by any Governmental Authority for any state Lease, Seller and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Units, Wells and the Leases currently operated by Seller.

(g) An authorized officer of Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(h) An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(i) Buyer shall deliver any instruments and documents required by Section 6.3.

(j) Seller shall deliver releases in form and substance reasonably satisfactory to Buyer of all Encumbrances securing any indebtedness for borrowed money of Seller.

(k) Each of Seller and Buyer shall, and shall cause their respective Affiliates to (as applicable), execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at Closing, including without limitation that certain Letter Agreement Concerning Restricted Activities.

(l) If requested in writing by Buyer prior to Closing, Seller is willing to enter into a mutually agreeable transition agreement (including as to term, fees and indemnities) pertaining to operating, land, marketing, division order and accounting services that Seller will assist Buyer with, for no more than three months, after Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than 30 Business Days after the Closing Date, Seller shall make available to Buyer the original Records for pickup from Seller’s offices during normal business hours. Copying and transportation of the Records will be at Buyer’s sole cost.

9.5 Subsequent Closings.

If:

(a) pursuant to Section 11.2(c) or Section 12.1(b), (i) Seller withholds an Asset from Closing due to an alleged uncured Title Defect or Environmental Defect, and (ii) within the Cure Period either Buyer waives or Seller cures the Title Defect or Environmental Defect affecting such Asset; or

(b) pursuant to Section 11.3(b)(ii), Seller withholds an Asset from Closing due to a Casualty Loss, and prior to the expiration of the Cure Period, such Asset is repaired to a condition that will allow for the Asset’s use in the same manner as it was used prior to the occurrence of the Casualty Loss; or

(c) pursuant to Section 11.4(a), Seller withholds an Asset from Closing due to failure to obtain a Hard Consent, and such Hard Consent expires or is obtained prior to the expiration of the Cure Period; or

(d) pursuant to Section 11.5(d), Seller withholds an Asset from Closing due to a Preferential Purchase Right, and such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case prior to the expiration of the Cure Period;

then on or before the date for delivery of the Final Settlement Statement, (x) Seller shall convey to Buyer all such affected Assets at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with Section 9.3, and (y) Buyer shall pay to Seller the Allocated Value of such Asset (as adjusted pursuant to Section 3.2).

ARTICLE X

ACCESS; DISCLAIMERS

10.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets to be conducted by a reputable environmental consulting or engineering firm; provided further that any sampling or invasive activity by Buyer or Buyer’s Representatives shall require the prior written consent of Seller following notice by Buyer that Buyer’s Phase I inspection indicates that further sampling or invasive activity is necessary to determine whether an Environmental Condition requiring remediation exists, which consent may be withheld in Seller’s sole discretion, and Seller shall have the right to be present during any stage of the assessment. Buyer shall not enter onto any of the Assets, whether to conduct a Phase I environmental property assessment or otherwise, without the prior written consent of Seller, which for purposes of conducting a Phase I environmental property assessment shall not be unreasonably withheld or unduly delayed. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets.

Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessment) with respect to, any Assets with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operators for Buyer to have such access.

(c) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller or any Third Party operator, execute and deliver any required indemnity and release agreement of Seller or any such Third Party operator. BUYER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO

ANY FIELD VISIT, ENVIRONMENTAL PROPERTY ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY BUYER’S REPRESENTATIVE WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF CIVIL LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller or its Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I or any other environmental assessment performed on the Assets under Section 10.1 hereof except as required by Law.

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM

THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.15, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO BUYER’S LIMITED RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.15, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 11.1(b) and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2(c) or if applicable, Section 14.1(d) and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b). Buyer is not entitled to protection under Seller’s special warranty of title in this Agreement or the Assignment against any Title Defect reported by Buyer under Section 11.2(a) to the extent Seller has elected a remedy with respect to such Title Defect pursuant to Section 11.2(c).

(b) Special Warranty of Title. If Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Units, Leases and Wells (subject to any reservations, limitations or depth restrictions described on Exhibit A or Exhibit B) unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through or under Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.

(c) Limitations on Special Warranty. For purposes of Seller’s special warranty of title, the value of the Allocated Units, Leases and Wells set forth on Schedule 3.7, as appropriate (subject to any reservations, limitations or depth restrictions described on Exhibit A or Exhibit B), shall be deemed to be the Allocated Value thereof. Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to Closing pursuant to Section 11.2.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on October 17, 2015 (the “Title Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Allocated Unit, Non-Unit Lease and/or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to orally advise Seller as soon as reasonably possible of any major title issues Buyer discovers in its title due diligence process.

(b) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to 120 days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer; provided, however, that if after the diligent pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the applicable Cure Period with respect to such Title Defect shall be extended until the completion of such quiet title or similar proceeding with respect thereto so long as Seller, at its sole cost and expense, diligently pursues such proceeding and actively progresses the same. Such extension shall be available notwithstanding Seller’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Seller’s initial attempt to cure such Title Defect was diligently pursued and Seller initiates the quiet title or similar proceeding on or before the end of the applicable Cure Period and diligently pursues such proceeding. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access to all Records in Buyer’s possession or control and by giving Seller reasonable access to the Assets, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. With respect to each alleged Title Defect that is not reasonably cured on or before the Closing Date and which Seller elects to attempt to cure during the Cure Period, (i) the associated Title Defect Property shall not be conveyed to Buyer at Closing and (ii) subject to Section 11.2(f), the Purchase Price shall be reduced at the Closing by the Allocated Value for the Title Defect Property. If within the Cure Period either Buyer waives or Seller cures the Title Defect, then on or before the date for delivery of the Final Settlement Statement, Buyer shall pay to Seller an amount equal to the Allocated Value of such Asset (as adjusted in accordance with Section 3.2), and Seller shall deliver to Buyer an Assignment of the Title Defect Property in accordance with Section 9.3 and Section 9.5. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(g) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(c) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(d), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

(i) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(e) or Section 11.2(g);

(ii) retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(d).

(d) Exclusive Remedy. Except for Buyer’s rights under Seller’s special warranty of title under Section 11.1(b), Buyer’s right regarding a breach of Seller’s representation in Section 4.26 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(d), the provisions set forth in Section 11.2(c) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(e) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect is the result of a failure in Defensible Title described in Section (a) of the definition of Defensible Title or in Section (c) of the definition of Defensible Title, then with respect to the Non-Unit Lease or Allocated Unit, as applicable, affected by such Title Defect, the Title Defect Amount shall be the result obtained by multiplying:

(A) A fraction, the numerator of which is the arithmetical difference between (1) the Net Acres represented by Seller on Exhibit A for such Non-Unit Lease or Allocated Unit, as applicable, and (2) the Net Acres in such Non-Unit Lease or Allocated Unit, as applicable, to which Seller has Defensible Title and the denominator of which is the Net Acres represented by Seller on Exhibit A for such Non-Unit Lease or Allocated Unit, as applicable; and

(B) the Allocated Value for such Non-Unit Lease or Allocated Unit, as applicable;

(iv) if the Title Defect is the result of a failure in Defensible Title described in Section (b) of the Definition of Defensible Title or in Section (d) of the Definition

of Defensible Title, then with respect to the Non-Unit Lease or Allocated Unit, as applicable, affected, the Title Defect Amount shall be the product of (A) the Allocated Value for such Non-Unit Lease or Allocated Unit, as applicable, multiplied by (B) a fraction, the numerator of which is the difference between the increase in Burdens affecting such Non-Unit Lease or Allocated Unit, as applicable, over twenty-five percent (25%) (proportionately reduced to the Working Interest attributable to such Non-Unit Lease or Allocated Unit), and the denominator of which is seventy-five percent (75%) (proportionately reduced to the Working Interest attributable to such Non-Unit Lease or Allocated Unit);

(v) if the Title Defect represents a discrepancy affecting a Well between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B, and the Working Interest applicable to such Title Defect Property is decreased in the same or greater proportion than the decrease in Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B;

(vi) if the Title Defect represents any matter other than described in clauses (i) through (v) of this Section 11.2(e), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vii) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property; provided however, if (1) a Title Defect Amount provided in Section 11.2(e)(ii) relates to Seller’s interest in a Well, (2) the Title Defect Amount provided in Section 11.2(e)(ii) exceeds the Allocated Value of such Well and (3) such Well is required to hold any Non-Unit Lease(s) or Allocated Unit, then the limitation set forth in this Section 11.2(e)(viii) shall be the sum of the Allocated Values for such Well, Non-Unit Lease(s) and/or Allocated Unit (as applicable).

(f) Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defect cured by Seller) and after giving effect to Section 11.2(h), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(c)(ii), the Title Defect Amount related to such Title Defect Property will not count towards the Aggregate Deductible.

(g) Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, and Title Defect Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing (or, if Seller elects to attempt to cure pursuant to Section 11.2(b), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(g). There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(g). The Title Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(e) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount and, subject to Section 11.2(f), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(g) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.5 or this Section 11.2.

(h) Title Benefits. Notwithstanding anything in this Section 11.2 to the contrary, Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”) and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Additionally, if Buyer becomes aware of any Title Benefit prior to the Closing, Buyer shall provide Seller written notice of such Title Benefit. Except for Title Benefits of which Buyer is required to notify Seller pursuant to the preceding sentence, Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date. With respect to any validly asserted Title Benefit, the amount of such Title Benefit shall reduce (on a dollar for dollar basis) any reductions to the Purchase Price in respect of Title Defects and/or Environmental Defects. The amount of any Title Benefit shall be mutually agreed upon by the Parties; provided that if Seller and Buyer are unable to agree on such amount, then the amount of such Title Benefit shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation. Seller and Buyer shall attempt to agree on matters regarding all Title Benefits and the amount of any Title Benefit prior to Closing. If Seller and Buyer are unable to agree by Closing, then the provisions of Section 11.2(g) shall apply with respect to the final and binding determination of such disputed Title Benefit matters, mutatis mutandis.

11.3 Casualty Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b) If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 10.1(c)) or is taken in condemnation or under right of eminent domain, each a (“Casualty Loss”), and the Closing thereafter occurs, Seller shall, at its sole option, elect to:

(i) exclude the affected Asset from the transaction and reduce the Purchase Price by the Allocated Value of such Asset;

(ii) repair the affected Asset; if such repairs are not completed prior to the Closing Date, then at Closing the Purchase Price shall be reduced by the Allocated Value for the affected Asset, and if the affected Asset is repaired prior to expiration of the Cure Period to a condition that will allow for the Assets use in the same manner as it was used prior to the occurrence of the Casualty Loss, then the affected Asset will be conveyed to Buyer at a Subsequent Closing, at which time the Buyer shall pay to Seller the Allocated Value of such Asset (as adjusted pursuant to Section 3.2) or such lesser amount as is agreed between Seller and Buyer;

(iii) include the affected Asset in the transaction and reduce the Purchase Price at Closing to account for the loss in value to the affected Asset; or

(iv) with the mutual agreement of Buyer, at Closing, pay to Buyer all sums paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims or other rights against Third Parties.

11.4 Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(a) If Seller fails to obtain a Consent set forth on Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or (2) the termination of a Lease or Contract under the express terms thereof (a consent satisfying (1) or (2) a “Hard Consent”), then:

(i) If an express denial of the requested Hard Consent has been received, the affected Asset shall not be conveyed at Closing and the Purchase Price shall be reduced by the Allocated Value of the excluded Asset; and

(ii) If no response has been received regarding the requested Hard Consent, then the Asset (or portion thereof) affected by such un-obtained Hard Consent shall be excluded from the Assets to be assigned to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof affected thereby). In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(a)(ii)) that was not obtained prior to Closing:

(A) expires or is obtained within the Cure Period, then the affected Asset will be conveyed to Buyer at a Subsequent Closing in accordance with Section 9.5, and Buyer will pay to Seller the Allocated Value of such Asset (as adjusted pursuant to Section 3.2); or

(B) does not expire and is not obtained within the Cure Period, then the affected Asset will not be conveyed to Buyer.

(b) If Seller fails to obtain a Consent set forth on Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (A) the assignment of the Assets (or portion thereof) affected thereby to Buyer to be void or (B) the termination of a Lease or Contract, in each case, under the express terms thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability to Buyer for, the failure to obtain such Consent.

(c) Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that no Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

11.5 Preferential Purchase Rights.

(a) Obtaining Waivers of Preferential Purchase Rights. Within five (5) Business Days after the date of this Agreement, Seller shall, subject to Buyer’s prior review of Seller’s form of Preferential Purchase Rights waiver request letter, initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preferential Purchase Rights. Seller shall use its commercially reasonable efforts to obtain waivers of applicable Preferential Purchase Rights.

(b) Exercise of Preferential Purchase Rights. In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) shall be excluded and deleted from this Agreement, the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Article IX, the Closing shall occur as to the remainder of the Assets (or interests therein), if any.

(c) Failure to Exercise Preferential Purchase Rights Prior to Closing. In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by the Seller and the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, and, subject to Article IX, the Closing shall occur as to the remainder of the Assets (or interests therein), if any.

(d) Subsequent Exercise or Waiver. If, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case prior to the expiration of the Cure Period, then Seller and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase Right and any related Assets which were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on October 17, 2015 (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) or Environmental Liability or both and the Assets affected by such alleged Environmental Condition or Environmental Liability or both, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition or Environmental Liability or both, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition or Environmental Liability or both, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition or Environmental Liability that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Closing Date. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, as soon as reasonably possible, oral notice of environmental issues discovered by Buyer. Buyer may not assert as an Environmental Defect any Environmental Condition disclosed in the schedules to this Agreement.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to cure an Environmental Defect before Closing or dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(d), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured before Closing, Seller shall, at its sole option, elect to:

(i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount relating to such Environmental Defect;

(ii) retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(d).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of the Environmental Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(c) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $25,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller) and after giving effect to Section 11.2(h), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(b)(ii), the Remediation Amounts relating to such retained Assets will not count towards the Aggregate Deductible.

(d) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing (or, if Seller elects to attempt to cure pursuant to Section 12.1(e), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree by Closing, the Environmental Defects, Remediation

Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(d). There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then, within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and subject to Section 12.1(c), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(d), and to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted therefor at Closing in accordance with the Remediation Amounts determined by Buyer, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.5 or this Section 12.1(d).

(e) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Cure Period, any Environmental Defects of which it has been advised by Buyer. With respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing Date and which Seller elects to attempt to cure during the Cure Period, (i) the affected Asset shall not be conveyed to Buyer at Closing, and (ii) subject to Section 12.1(c), the Purchase Price shall be reduced at the Closing by the Allocated Value for the Asset. If within the Cure Period either Buyer waives or Seller cures the Environmental Defect, such that the Environmental Condition or unresolved Environmental Liability identified in the applicable Environmental Defect Notice is removed or resolved, then on or before the date for delivery of the Final Settlement Statement, Buyer shall pay to Seller the Allocated Value for the Asset (as adjusted pursuant to Section 3.2), and Seller shall deliver to Buyer an Assignment of the Asset in accordance with Section 9.3 and Section 9.5. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(d) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

12.2 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; (f) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets; and (g) notwithstanding anything to the contrary, the presence of NORM, asbestos-containing materials that are non-friable, Hydrocarbons or Hazardous Substances cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumed Obligations; Retained Obligations.

(a) Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, subject to Buyer’s indemnification rights with respect to the Retained Obligations, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons after the Effective Time, including those held in suspense (and for which an adjustment was made pursuant to Section 3.2(b)(vii) or for which the suspense funds were delivered to Buyer at Closing), (c) Decommission the Assets, (d) clean up and remediate the Assets in accordance with applicable Contracts and Laws, (e) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any obligations and Liabilities to the extent that they are attributable to or arise out of (i) the ownership, use or operation of the Excluded Assets or (ii) the Retained Obligations subject to the survival period for liabilities set forth for such Retained Obligations in Section 13.2. For clarity, without limiting Buyer’s rights to indemnification under Section 13.2, the Assumed Obligations shall include the Retained Obligations for which the survival period has expired in accordance with Section 13.2.

(b) The following obligations and Liabilities related to the Assets are herein referred to as the “Retained Obligations”: (i) except as set forth in Section 10.1, obligations and Liabilities arising out of or related to personal injury or wrongful death resulting from events occurring prior to the Closing Date; (ii) obligations and Liabilities related to any claim brought by a Third Party arising during the period ending twelve months following the Closing, arising out of or related to mispayment or nonpayment of working interests, royalties, overriding royalties and other Burdens payable out of revenues or proceeds attributable to sales of Hydrocarbons from the Assets attributable to periods prior to the Effective Time (and any statutory interests accruing thereon both before and after the Effective Time) (the “Retained Royalty Obligations”); (iii) obligations and Liabilities arising out of or related to any of the Excluded Assets; and (iv) obligations and Liabilities arising out of or related to the gross negligence, willful misconduct, criminal violation of Law or fraud of Seller in connection with the Assets.

13.2 Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller, shall be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents representatives, successors and assigns (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article IV;

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) the Retained Obligations; and

(d) any Seller Taxes and the Excluded Assets.

13.3 Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, agents, representatives, successors and assigns (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Sections 13.2(a) (other than with respect to the Specified Representations), Section 13.2(b) (with respect to covenants or agreements to be performed prior to the Closing), or Section 13.2(c) (with respect to the Retained Royalty Obligations) (i) for any individual Liability unless the amount with respect to such Liability exceeds $25,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer (collectively, the “Seller Indemnity Amount”), exceeds the Indemnity Deductible, after which point Seller shall only be liable for such indemnification to the extent such Liabilities exceed the Seller Indemnity Amount; provided that the limitations on Seller’s liability in this Section 13.4(a) shall not apply to (1) any liability of Seller resulting from a breach of a Specified Representation, (2) Seller’s indemnification obligations under Section 13.2(b) (with respect to covenants or agreement to be performed at or following the Closing), Section 13.2(c) (other than with respect to the Retained Royalty Obligations) or Section 13.2(d), and (3) the adjustments to the Purchase Price under Section 3.2, Section 3.4, Section 3.5 or Section 3.6 and any payments in respect thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities under this Agreement or otherwise in excess of 20% of the Purchase Price; provided that the adjustments to the Purchase Price under Section 3.2, Section 3.4, Section 3.5 and Section 3.6 and any payments in respect thereof and Seller’s obligations under Section 13.2(a) (with respect to the Specified Representations), Section 13.2(b) (with respect to covenants or agreement to be performed at or following the Closing), Section 13.2(c) (other than with respect to the Retained Royalty Obligations, which shall be subject to such limitation) or Section 13.2(d) shall not be limited by this Section 13.4(b). Notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate Liabilities under this Agreement or otherwise (other than with respect to Section 13.2(d)) shall not exceed the Purchase Price.

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to indemnify Seller for aggregate Liabilities under this Agreement or otherwise in excess of the Purchase Price.

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT

THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF CIVIL LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 10.1(c), Section 11.1(b), Section 13.2 and Section 13.3, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement; provided that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party. Except as specified in Section 11.1(b) and Section 13.2, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, in Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates except as otherwise provided herein.

13.7 Indemnification Procedures. All claims for indemnification under Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party with respect to such Liabilities pursuant to Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(c) or this Article XIII.

(b) To make claim for indemnification under Section 10.1(c), Section 13.2 and Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the

Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 10.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed to have denied liability with respect to such matter.

13.8 Survival.

(a) The representations and warranties of the Parties shall not be continuously made after Closing. Liability for breaches at or prior to Closing of the representations and warranties of the Parties in Article IV and Article V (except for the Specified Representations and Section 4.13) and for the covenants and agreements of the Parties in Section 6.1 and Section 9.4 or for covenants and agreements that are otherwise to be performed prior to the Closing shall survive Closing for a period of twelve (12) months. Liability for breaches at or prior to Closing of the Specified Representations and the representation and warranty of Seller in Section 11.1(b) shall survive Closing without time limit. Liability for breaches at or prior to Closing of the representations and warranties in Section 4.13 and for Seller’s indemnity with respect to Seller Taxes shall survive Closing until 60 days following the expiration of the statute of limitations for the matters covered thereby. Subject to the foregoing and Section 13.8(b), and except as otherwise expressly stated in this Agreement, the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 13.2(a), Section 13.2(b), Section 13.2(c) (with respect to Retained Royalty Obligations), Section 13.3(a) and Section 13.3(b) shall terminate twelve (12) months after Closing, except for claims for breach of a Specified Representation, and except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnities in Section 13.2(c) (other than with respect to Retained Royalty Obligations) shall survive Closing without time limit. Seller’s indemnities in Section 13.2(d) with respect to Excluded Assets shall survive Closing without time limit. Buyer’s indemnities in Section 10.1(c) and Section 13.3(c) shall survive Closing without time limit and shall be deemed covenants running with the Assets (provided that Buyer and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Asset).

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement; provided that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance, Taxes. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit created or generated by the incurrence of the Liability or (b) insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

13.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, each waive any right to recover any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby.

13.13 Treatment of Payments. Any payments made to any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, pursuant to Article II, this Article XIII or Section 15.2 shall constitute an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

13.14 Like-Kind Exchange. Buyer is aware that Seller may perform a 1031 tax-deferred exchange (the “Like-Kind Exchange”) in conformance with Section 1031 of the Code and may assign its rights in this Agreement to a qualified intermediary for the purpose of effecting such exchange. Buyer will cooperate with Seller to facilitate the Like-Kind Exchange provided that (a) the Closing will not be delayed, (b) Buyer shall not incur any additional obligations, liabilities, or costs as a result of Buyer’s cooperation, and (c) a qualified intermediary is used so that Buyer does not take title to any exchange property. Seller shall indemnify Buyer against any liability, loss, cost, damage or expense (including reasonable legal fees and costs, penalties, fines or assessments) arising out of or related to the Like-Kind Exchange.

13.15 Escrow Amount and Escrow Period. Within one day of execution of this Agreement, Buyer and Seller shall establish an escrow account (the “Escrow”) with a mutually agreeable escrow agent (the “Escrow Agent”) on terms and conditions mutually agreeable to the Parties and the Escrow Agent, and Buyer shall fund the Deposit into the Escrow pursuant to Section 3.1(b). At Closing, Buyer shall pay Five Million Six Hundred Seventy-Five Thousand Dollars ($5,675,000) of the Purchase Price (the “Escrow Funds”) into the Escrow, which amount shall be deducted from the Purchase Price paid directly to Seller at Closing, and escrowed for twelve (12) months (the “Escrow Period”) following the Closing Date. The Escrow Funds shall be used by Seller, if needed, to satisfy any of Seller’s obligations arising pursuant to Section 13.2 of this Agreement. The Escrow Agreement will provide that (a) monies shall only be paid to Buyer in satisfaction of Seller’s obligations pursuant to Section 13.2 upon receipt of written confirmation of both Parties and (b) upon expiration of the Escrow Period, any amounts remaining in the Escrow that are not subject to an indemnity claim made by Buyer, shall be released to Seller.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a) by mutual agreement of Seller and Buyer;

(b) by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on the Target Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Buyer’s receipt of written notice thereof from Seller;

(c) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on the Target Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Seller’s receipt of written notice thereof from Buyer;

(d) by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Target Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Target Closing Date;

(e) by Seller or Buyer if Closing shall not have occurred on or before November 5, 2015; or

(f) by Seller or Buyer if Buyer has not paid the Deposit in accordance with Section 3.1(b) within one day following the execution of this Agreement;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2 Effect of Termination.

(a) If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then, and except for the provisions of Section 10.1(c), Section 10.2, Section 10.3, Section 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Section 15.2(b), Section 15.7 and Section 15.8) and such of the defined terms set forth in to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder, except as otherwise provided in the remainder of this Section 14.2. Upon the termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.

(b) If at the time this Agreement is terminated pursuant to Section 14.1 Buyer is in Willful Breach, then Seller shall be entitled to retain the Deposit as well as seek all rights and remedies available at law or in equity for such Willful Breach, including the right to specific performance and injunctive relief.

(c) If at the time this Agreement is terminated pursuant to Section 14.1 Seller is in Willful Breach, then Buyer shall be entitled to seek all rights and remedies available at law or in equity for such Willful Breach, including the right to specific performance and injunctive relief.

(d) In the event that this Agreement is terminated under Section 14.1 and Seller is not entitled to retain the Deposit under Section 14.2(c), Buyer shall be entitled to receive (and Seller shall promptly return to Buyer) the entirety of the Deposit (without interest).

(e) Each of the Parties acknowledges that damages at Law or as provided in this Agreement will be an adequate remedy in the event of any breach or threatened breach by the other Party of any covenant, obligation, or other provision set forth in this Agreement; provided nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.

14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules. All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

(b) Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period or portion thereof beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the date on which the Effective Time occurs.

(c) For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d) To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.5, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e) Buyer shall be responsible for payment to the applicable Taxing Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to make such payments.

(f) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer.

(g) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

15.3 Assignment. This Agreement may not be assigned by either Party without prior written consent of the other Party; provided that Buyer may assign its rights under this Agreement to any wholly owned subsidiary without the consent of Seller. In the event a Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Buyer may assign or transfer the Assets without Seller’s consent.

15.4 Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by Laws or the applicable rules and regulations of any stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which may be withheld at either party’s sole discretion.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by facsimile or electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Rockcliff–QLS Joint Venture LLC

1301 McKinney, Suite 1300

Houston, Texas 77010

Attention: Christopher J. Simon

Fax: (713) 351-0501

Email: csimon@rockcliffenergy.com

If to Buyer:

c/o Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, Texas 77002

Attention: Kyle N. Roane

Fax: (713) 588-8301

Email: legal_notices@memorialrd.com

With a copy to:

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, Texas 77002

Attention: James E. Vallee

Fax: (713) 353-3100

Email: jamesvallee@paulhastings.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7 Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT, AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents or representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction; provided however, that with respect to property law issues, the substantive law of the state in which the real property is located shall control.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party hereto or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the name “Rockcliff – QLS Joint Venture LLC” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

Signature Pages Follow

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

ROCKCLIFF – QLS JOINT VENTURE LLC

By:	/s/ Christopher J. Simon
Name:	Christopher J. Simon
Title:	Vice President – Business Development

Signature Page to Purchase and Sale Agreement

BUYER:

MRD OPERATING LLC

By:	Memorial Resource Development Corp., its sole member

By:	/s/ John A. Weinzierl
John A. Weinzierl
Chief Executive Officer

Signature Page to Purchase and Sale Agreement

ANNEX I

DEFINED TERMS

Capitalized terms used herein shall have the meanings set forth in this unless the context requires otherwise.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.2.

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean two percent (2%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Unit” shall mean those Units described on Exhibit A to which the Parties have Allocated Value.

“Allocated Values” shall have the meaning set forth in Section 3.7.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or are bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Area B Lands” shall have the meaning set forth in Section 6.7(a).

“Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assets” shall have the meaning set forth in Section 2.1.

Annex I – Page 1

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, in a form to be mutually agreed to by the Parties.

“Assumed Obligations” shall have the meaning set forth in Section 13.1(a).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Letter Agreement dated August 7, 2015 by and between Seller and Buyer.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure Period” shall have the meaning set forth in Section 11.2(b).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

Annex I – Page 2

“Defensible Title” shall mean such title of Seller as of the date hereof and subject to Permitted Encumbrances:

(a) with respect to each Non-Unit Lease described on Exhibit A, entitles Seller to no less than the number of Net Acres set forth under the heading “Net Acres” on Exhibit A for such Non-Unit Lease as to the Subject Depths;

(b) with respect to each Non-Unit Lease described on Exhibit A, is not subject to Burdens of more than twenty-five percent (25%) (proportionately reduced to the Working Interest attributable to such Non-Unit Lease) as to the Subject Depths;

(c) with respect to each Allocated Unit described on Exhibit A, entitles Seller to no less than the aggregate number of Net Acres set forth under the heading “Net Acres” on Exhibit A for such Allocated Unit as to the Subject Depths;

(d) with respect to each Allocated Unit described on Exhibit A, is not subject to Burdens of more than twenty-five percent (25%) (proportionately reduced to the Working Interest attributable to such Allocated Unit) other than the Nadel & Gussman Williams 11-12 H #1 well as to the Subject Depths;

(e) with respect to each Well described on Exhibit B, obligates Seller to bear not more than the Working Interest set forth on Exhibit B for such Well from the formations currently being produced by such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest and (iii) as otherwise set forth on Exhibit B;

(f) with respect to each Well described on Exhibit B, entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit B for such Well from the formations currently being produced by such Well, except for (i) decreases in connection with those operations in which Seller or their successors or assigns may from and after the date of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries and (iv) as otherwise set forth on Exhibit B; and

(g) is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.1(b).

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(g).

“DOJ” shall have the meaning set forth in Section 6.6.

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“Effective Time” shall mean 7:00 a.m. (Central Time) on August 1, 2015.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, defect, encumbrance, agreement, or irregularity that materially interferes with the operation or use of any of the Assets.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(d).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with all Environmental Laws or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” shall mean an Environmental Condition or an unresolved Environmental Liability with respect to an Asset that is not listed on Schedule 4.15.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all Laws in effect as of the Execution Date, including common law, relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management of chemicals and other Hazardous Substances. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws, or (b) the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.

“Environmental Liabilities” shall mean any and all environmental response costs, damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share liability, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to Seller’s ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Substances, any violation of, or any remediation or obligation under, any Environmental Laws, in any case which is attributable to Seller’s ownership or operation of the Assets.

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“Escrow” shall have the meaning set forth in Section 13.15.

“Escrow Agent” shall have the meaning set forth in Section 13.15.

“Escrow Funds” shall have the meaning set forth in Section 13.15.

“Escrow Period” shall have the meaning set forth in Section 13.15.

“Excluded Assets” shall mean (a) all of Seller’s minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property prior to the Effective Time; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (i) all data, information and agreements that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (j) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (k) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments, or incurring any liabilities or obligations; (l) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or any of its representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) any Hedge Contracts; (n) any debt instruments; (o) any assets described in Section 2.1(d) or Section 2.1(e) that are not assignable; and (p) any assets that are finally excluded from the transactions contemplated hereby pursuant to Section 11.2(c)(ii), Section 11.3(b)(i), Section 11.4(a)(i), Section 11.4(a)(ii), Section 11.5(b), or Section 12.1(b)(ii), or any other provision of this Agreement.

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“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Facilities” shall have the meaning set forth in Section 2.1(f).

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“FTC” shall have the meaning set forth in Section 6.6.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof.

“Gathering System” shall mean the gathering system owned by Seller to the extent upstream of the custody transfer meter as shown on Exhibit D (the “Connection Point”) as outlined on Exhibit E, including all inlet flowlines, gathering lines, separation equipment, metering, pipes, valves, and similar materials included in such system; all easements, rights-of-way, permits, deeds, leases and other conveyances (but excluding the Leases), contracts and agreements acquired or used in connection with construction and operation of the foregoing; and all other facilities, personal property, fixtures and appurtenances constructed to gather Hydrocarbons.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals, including any petroleum, waste oil or petroleum constituents or by-products, that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall have the meaning set forth in Section 6.6.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances. “Income Taxes” shall mean any income, franchise and similar Taxes.

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“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean two percent (2%) of the Purchase Price.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(c).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(f).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Inventory” shall have the meaning set forth in Section 3.2(a)(i).

“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following Persons: Alan Smith, Chris Simon, Mandel Selber, Nick Koch and Newton Dorsett.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Letter Agreement Concerning Restricted Activities” shall mean that certain Letter Agreement Concerning Restricted Activities to be entered into at the Closing by and among Buyer, Seller, certain of their Affiliates and Newton Dorsett, the form of which is attached to this Agreement as Exhibit E.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, settlements, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, consultant fees, legal or other expenses incurred in connection therewith.

“Like-Kind Exchange” shall have the meaning set forth in Section 13.14.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the date of this Agreement or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market,

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economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the date of this Agreement; (j) any reclassification or recalculation of reserves in the ordinary course of business and consistent with past practices; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.7.

“Net Acres” shall mean, as computed separately with respect to each Lease, if a Non-Unit Lease, or Allocated Unit, as applicable (a) the number of gross acres in the lands covered by such Lease times (b) the mineral interest in Hydrocarbons covered by such Lease in such lands times (c) Seller’s Working Interest for such Lease (subject to the depth limitations set forth on Exhibit A or Exhibit B).

“Net Revenue Interest” or “NRI” shall mean, with respect to the Wells (subject to the depth restrictions set forth on Exhibit B), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to the Wells (subject to the depth restrictions set forth on Exhibit B), after giving effect to all Burdens.

“Non-Area B Lands” shall have the meaning set forth in Section 6.7(a).

“Non-Compete Area” shall have the meaning set forth in Section 6.7(a).

“Non-Scheduled Interest” shall have the meaning set forth in Section 6.7(b).

“Non-Unit Leases” shall mean those Leases described on Exhibit A under the heading “Non-Unit Leases.”

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Overhead Costs” shall mean with respect to those Assets that are operated by Seller or a Third Party, the amount representing the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to the applicable joint operating agreement for such Assets or, if there is not such agreement, an amount equal to $970 per Well per month (and prorated for any partial month), in each case, which amount is attributable to the Assets during the Interim Period.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

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“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases, Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not operate to (i) reduce the Net Acres of Seller in any Non-Unit Lease or Allocated Unit, as applicable, to an amount less than the number of Net Acres set forth on Exhibit A as to the Subject Depths for any Non-Unit Lease or Allocated Unit, as applicable, (ii) increase the Burdens on any Non-Unit Lease or Allocated Unit, as applicable, in excess of twenty-five percent (25%) (proportionately reduced to the Working Interest attributable to such Lease or Allocated Unit) as to the Subject Depths other than the Nadel & Gussman Williams 11-12 H #1 well, (iii) increase the Working Interest Seller is obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well as set forth on Exhibit B is increased in the same or greater proportion as any such increase in Working Interest) or (iv) decrease the Net Revenue Interest Seller is entitled to with respect to any Well in an amount below the Net Revenue Interest set forth on Exhibit B for such Well;

(b) Preferential Purchase Rights set forth on Schedule 4.9 and required Consents to assignment and similar agreements set forth on Schedule 4.4 and relating to the transactions contemplated in this Agreement;

(c) liens for Taxes not yet due or delinquent;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment;

(f) such Title Defects as Buyer may have waived in writing;

(g) all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(h) rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights- of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights- of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

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(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(k) liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due;

(l) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(m) mortgage liens burdening a lessor’s interest in the Assets;

(n) Third Party claims arising from or related to the insufficiency of production since February 2013 from (i) the Tharpe 8-1 Well (and/or the Leases associated therewith) or (ii) that portion of the Leases held by the Weyerhauser Company on which the Weyerhauser 10-1 well is located; and

(o) the Leases and all other Encumbrances, Contracts (including the Applicable Contracts), instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate (i) are not such as to materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) do not reduce the Net Acres of Seller in any Non-Unit Lease or Allocated Unit, as applicable, to an amount less than the number of Net Acres set forth on Exhibit A as to the Subject Depths for any Non-Unit Lease or Allocated Unit, as applicable, (iii) do not increase the Burdens on any Non-Unit Lease or Allocated Unit, as applicable, in excess of twenty-five percent (25%) (proportionately reduced to the Working Interest attributable to such Lease or Allocated Unit) as to the Subject Depths, other than the Williams 11-12 1H Well operated by Nadel and Gussman, (iv) do not increase the Working Interest Seller is obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well as set forth on Exhibit B is increased in the same or greater proportion as any such increase in Working Interest) or (v) do not decrease the Net Revenue Interest Seller is entitled to with respect to any Well in an amount below the Net Revenue Interest set forth on Exhibit B for such Well.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(f).

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.

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“Post Effective Date Interests” shall have the meaning set forth in Section 6.7(a).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Proceeding” shall mean any proceeding, action, arbitration, investigation, litigation, subpoena, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Records” shall have the meaning set forth in Section 2.1(h).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any investigative, remedial, removal, response, construction, closure, disposal, fine, payment or other corrective actions to the extent required under Environmental Laws by a Governmental Authority to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of (i) the most cost-effective Remediation of such Environmental Condition, or (ii) the lowest cost response reasonably required to resolve any unresolved Environmental Liabilities existing as of the Effective Time (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response). For the avoidance of doubt, the term “Remediation Amount” shall not include amounts for any Remediation activities conducted by Seller.

“Restricted Activities” shall have the meaning set forth in Section 6.7(a).

“Retained Obligations” shall have the meaning set forth Section 13.1(b).

“Retained Royalty Obligations” shall have the meaning set forth Section 13.1(b).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnity Amount” shall have the meaning set forth in Section 13.4.

“Seller Taxes” shall mean (a) Income Taxes imposed by any applicable Laws on Seller, (b) Asset Taxes allocable to Seller pursuant to Section 15.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of Purchase Price adjustments made pursuant to Section 3.2, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d)), and (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets.

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“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.14, 5.1, 5.2, 5.10, and 5.11.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Depths” means, with respect to any Non-Unit Lease or Allocated Unit on Exhibit A-Part II (Compass Leases) and unless otherwise set forth on either Exhibit A Part I, Part II or Part III, (a) from the top of the Cotton Valley Formation to the base of the Cotton Valley Formation in all lands thereon other than Section 16-T17N-R2W and (b) from below the stratigraphic equivalent of 10,192’ as found in the Monsanto Company No. 1 Townsend Well (API No. 170490001600, Louisiana Conservation Commission Serial No. 108923) located in Section 16-Township 17N-Range 2W, Jackson Parish, Louisiana to the base of the Cotton Valley Formation in said Section 16-T17N-R2W, all in Jackson Parish, Louisiana. The base of the Cotton Valley Formation is defined as the stratigraphic equivalent of the base of the Cotton Valley formation as shown in the Schlumberger Platform Express Final Composite Gamma Ray Log for the Davis Bros. 29-5 Well (API # 1704920418), located 650’ FSL & 850’ FEL of Section 29-T16N-R2W, Jackson Parish, Louisiana, at 15,331’ measured depth (including the Bossier sands contained within such depths). Subject Depths as to the Nadel & Gussman Williams 11-12 H #1 well, CV RC SUA and the associated leases, is defined as the Cotton Valley Formation, Reservoir C, in the Choudrant Field, which is hereby defined as being the stratigraphic equivalent of that gas and condensate bearing interval encountered between the depths of 9,685 feet and 12,570 feet (electrical log measurements) in the Sonat Exploration Co. (formerly Franks Petroleum, Inc.) — Rabb No. 1 Well, located in Section 29, Township 18 North, Range 2 West, Lincoln Parish, Louisiana, LESS AND EXCEPT the D Sand of the Cotton Valley Formation, as defined in Office of Conservation Order No. 260, effective November 1, 1953, and the Davis Sand of the Cotton Valley Formation, as defined in Order No. 260-F, effective November 1, 1977. It is the intent that Seller is conveying all depths that its Leases cover to Buyer.

“Subsequent Closing” shall have the meaning set forth in Section 9.5.

“Target Closing Date” shall have the meaning set forth in Section 9.1.

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or

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political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi- governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Threatened” shall mean, with respect to a Party, a Proceeding, dispute, action, or other matter where any demand or statement has been made in writing to such Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a Proceeding, dispute, action, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(g).

“Title Benefits” shall mean any right, circumstance or condition that:

(a) with respect to each Non-Unit Lease shown on Exhibit A, entitles Seller to more than the number of Net Acres set forth under the heading “Net Acres” on Exhibit A for such Non-Lease as to the Subject Depths;

(b) with respect to any Allocated Unit shown on Exhibit A, entitles Seller to more than the aggregate number of Net Acres set forth under the heading “Net Acres” on Exhibit A for such Allocated Unit as to the Subject Depths; and/or

(c) with respect to each Well shown on Exhibit B, operates to (x) increase the Net Revenue Interest of Seller, as identified on Exhibit B, or (y) decrease the Working Interest of Seller without a proportionate decrease in the Net Revenue Interest of Seller, as identified on Exhibit B, in each case, in the depths currently being produced by such Well.

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(h).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(h).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Allocated Units, Non-Unit Leases and Wells as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of lack of corporate or other entity authorization or based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized or failure or omission results in another Person’s superior claim of title to the relevant Asset;

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(b) defects based on a gap in Seller’s chain of title in the applicable federal, state, county or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c) defects based upon the exercise of any Preferential Purchase Rights set forth on Schedule 4.9 or failure to obtain any Consents set forth on Schedule 4.4 relating to the transactions contemplated by this Agreement;

(d) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payments);

(e) defects based solely on: (i) lack of information in Seller’s files; or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;

(f) the expiration of a Lease by its terms after the Closing Date;

(g) defects arising out of lack of survey, unless a survey is expressly required by Laws;

(h) Permitted Encumbrances; and

(i) defects that have been cured by Laws of prescription or limitations.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(e).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(c).

“Wells” shall have the meaning set forth in Section 2.1(b).

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

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“Willful Breach” shall mean, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur); provided that, notwithstanding anything to the contrary in this Agreement, in no event shall a Party be in “Willful Breach” if the other Party is in material breach of this Agreement at the time this Agreement is terminated.

“Working Interest” or “WI” shall mean, with respect to the Wells (subject to any reservations, limitations or depth restrictions described on Exhibit B), the interest in the Wells that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Wells, but without regard to the effect of any Burdens.

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